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                     December 1, 2020

       Thomas O'Malley
       Chief Financial Officer
       Global Self Storage, Inc.
       11 Hanover Square
       New York, NY 10005

                                                        Re: Global Self
Storage, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 30,
2020
                                                            File No. 001-12681

       Dear Mr. O'Malley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction